EXHIBIT 21.1

Subsidiaries of the Registrant

SinoHub, Inc., a Delaware corporation

SinoHub Electronics Shanghai, Ltd., a PRC company, wholly owned by SinoHub, Inc.

SinoHub Electronics Shenzhen, Ltd., a PRC company, wholly owned by SinoHub, Inc.

SinoHub SCM Shenzhen, Ltd., a PRC company, wholly owned by SinoHub Electronics Shenzhen, Ltd.

SinoHub SCM Shanghai, Ltd., a PRC company, wholly owned by SinoHub Electronics Shenzhen, Ltd.

B2B Chips, Limited, a Hong Kong company, wholly owned by SinoHub Electronics Shenzhen Ltd.

SinoHub Technology (Hong Kong) Limited, a Hong Kong company, wholly owned by B2B Chips, Limited.